AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 7, 2001
                                       REGISTRATION NO.  333-________

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                     ---------------------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
             ------------------------------------------------------
                         CHOICE ONE COMMUNICATIONS INC.
               (Exact name of registrant as specified in charter)

            DELAWARE                        4813                     16-1550742
(State or other jurisdiction of  Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)
                               100 CHESTNUT STREET
                         ROCHESTER, NEW YORK 14604-2417
                                 (716) 246-4231
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 AJAY SABHERWAL
              EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                         CHOICE ONE COMMUNICATIONS INC.
                               100 CHESTNUT STREET
                         ROCHESTER, NEW YORK 14604-2417
                 PHONE: (716) 246-4231/FACSIMILE: (716) 530-2734
    (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   COPIES TO:
                            JAMES A. LOCKE III, ESQ.
                               ROGER W. BYRD, ESQ.
                                NIXON PEABODY LLP
                               1300 CLINTON SQUARE
                            ROCHESTER, NEW YORK 14604
                                 (716) 263-1000
                            FACSIMILE (716) 263-1600
                     --------------------------------------
          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
   As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_| If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.|_| _______________
If delivery of the prospectus is expected to be made pursuant to Rule 434, check
 the following box. |_|
                        ---------------------------------

------------------------------------------------------------------------------------------------------------------------
                                            CALCULATION OF REGISTRATION FEE
------------------------------- ------------------ ---------------------- ------------------------- --------------------
                                                     Proposed Maximum         Proposed Maximum
    Title of Each Class of        Amount to be      Aggregate Price Per      Aggregate Offering          Amount of
 Securities to be Registered     Registered (1)          Unit (2)                Price (2)           Registration Fee
------------------------------- ------------------ ---------------------- ------------------------- --------------------
Debt Securities, Common
Stock, Preferred Stock, Stock
Purchase Contracts, Stock
Purchase Units, Debt Warrants
and Equity Warrants
(including preferred share
purchase rights)                 $300,000,000(3)            100%              $300,000,000(3)             $75,000
------------------------------- ------------------ ---------------------- ------------------------- --------------------
-----------------------

(1) In United States dollars or the equivalent thereof in any other currency, currency unit or units, or composite currency or currencies at the dates of issuance.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.
(3) Such amount represents the offering price of any preferred stock and common stock, the principal amount of any debt securities issued at their principal face amount, the issue price rather than the principal amount of any debt securities issued at an original issue discount, the issue price of any debt warrants and the exercise price of any debt securities issuable upon the exercise of debt warrants, the issue price of any equity warrants and the exercise price of any preferred stock or common stock issuable upon the exercise of equity warrants.
                        ---------------------------------
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed.
We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.


               PROSPECTUS (SUBJECT TO COMPLETION DATED MAY 7, 2000)


                               $300,000,000
                      CHOICE ONE COMMUNICATIONS INC.

               From time to time, we may sell any of the following securities:
               o        debt securities, including convertible debt securities

               o        common stock

               o        preferred stock, including convertible preferred stock

               o        stock purchase contracts

               o        stock purchase units

               o        debt and equity warrants

               We will provide the specific terms of these securities in one or more supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. The aggregate of the offering prices of securities covered by this prospectus will not exceed $300,000,000.

               Our common stock is quoted on the Nasdaq National Market under the trading symbol "CWON." The applicable prospectus supplement will contain information, where applicable, as to any other listing (if any) on the Nasdaq National Market or any securities exchange of the securities covered by the prospectus supplement.

               The securities may be sold to investors, through agents designated from time to time or to or through underwriters or dealers. See "Plan of Distribution." If any underwriters are involved in the sale of any securities in respect of which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The net proceeds we expect to receive from such sale also will be set forth in a prospectus supplement.

                             -----------------


               INVESTING IN THE SECURITIES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 1.

               THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

               THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               THE DATE OF THIS PROSPECTUS IS                      , 2001.

                                TABLE OF CONTENTS
                                                                   PAGE

About this Prospectus.................................................i
Risk Factors..........................................................1
About Choice One.....................................................10
Use of Proceeds......................................................10
Ratios of Earnings to Fixed Charges and Ratios of Earnings to
        Combined Fixed Charges and Preferred Stock Dividends.........10
Description of Debt Securities.......................................11
Description of Common Stock..........................................21
Description of Preferred Stock.......................................24
Description of Stock Purchase Contracts and Stock Purchase Units.....26
Description of Warrants..............................................27
Plan of Distribution.................................................32
Validity of Securities...............................................33
Experts..............................................................33
Where You Can Find More Information..................................33
Incorporation of Information we File with the SEC....................33

                              ABOUT THIS PROSPECTUS
         This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf' registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to an aggregate offering price of $300,000,000. Any reference in this prospectus to "we," "our," "ours," or "us" means Choice One Communications Inc., including our subsidiaries, unless otherwise indicated.

         This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

                                  RISK FACTORS

         YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. THE PROSPECTUS SUPPLEMENT APPLICABLE TO EACH TYPE OR SERIES OF SECURITIES WE OFFER WILL CONTAIN A DISCUSSION OF RISKS APPLICABLE TO AN INVESTMENT IN THE PARTICULAR TYPE OF SECURITIES THAT WE ARE OFFERING UNDER THAT PROSPECTUS SUPPLEMENT. BEFORE MAKING AN INVESTMENT DECISION, YOU SHOULD CAREFULLY CONSIDER THE SPECIFIC FACTORS DISCUSSED UNDER THE CAPTION "RISK FACTORS" IN THE APPLICABLE PROSPECTUS SUPPLEMENT AS WELL AS OTHER INFORMATION WE INCLUDE OR INCORPORATE BY REFERENCE IN THIS PROSPECTUS AND THE APPLICABLE PROSPECTUS SUPPLEMENT. THE RISKS AND UNCERTAINTIES WE HAVE DESCRIBED ARE NOT THE ONLY ONES FACING OUR COMPANY. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO AFFECT OUR BUSINESS OPERATIONS.

RISKS RELATED TO OUR BUSINESS

     WE ANTICIPATE HAVING NEGATIVE EBITDA AND OPERATING LOSSES AS WE CONTINUE TO EXPAND OUR BUSINESS AND ENTER NEW MARKETS

         The expansion and development of our business and the deployment of our networks, services and systems will require significant capital expenditures, a substantial portion of which will need to be incurred before the realization of sufficient revenue. We expect that our adjusted EBITDA will be negative while we emphasize development, construction and expansion of our telecommunications services business and until we establish a sufficient revenue-generating client base. Adjusted EBITDA represents earnings before interest, income taxes, depreciation and amortization, non-cash deferred compensation, non-cash management allocation charges, accretion on preferred stock and accrued PIK (paid in kind) dividends on preferred stock. Adjusted EBITDA is used by management and certain investors as an indicator of a company's historical ability to service debt. For the year ended December 31, 2000, after giving pro forma effect to the acquisition of US Xchange and the incurrence of debt in connection therewith, we would have had operating losses of $262.1 million, net losses applicable to common stock of $317.2 million and negative adjusted EBITDA of $91.2 million. We expect that each of our markets will generally produce negative adjusted EBITDA for at least 18 to 30 months after operations commence in such market, and we expect to experience increasing operating losses, net losses and negative adjusted EBITDA as we expand our operations. We can make no assurances that we will achieve or sustain profitability or generate sufficient adjusted EBITDA to meet our working capital and debt service requirements, which could have a material adverse effect on our business, financial condition and results of operations.

     TO EXPAND AND DEVELOP OUR BUSINESS WE WILL NEED A SIGNIFICANT AMOUNT OF CASH, WHICH WE MAY BE UNABLE TO OBTAIN

         The expansion and development of our business and the deployment of our networks, services and systems will require significant capital expenditures, working capital and debt service and the ability to sustain substantial cash flow deficits.

         The actual amount and timing of our future capital requirements may differ materially from our estimates as a result of, among other things, the demand for our services and regulatory, technological and competitive developments, including additional market developments and new opportunities in our industry. Our revenue and costs may also be dependent upon factors that are not within our control, including regulatory changes, changes in technology, and increased competition. Due to the uncertainty of these factors, actual revenue and costs may vary from expected amounts, possibly to a material degree, and such variations are likely to affect our future capital requirements.

         We also expect that we may require additional financing or require financing sooner than anticipated if our development plans change or prove to be inaccurate. We may also require additional financing in order to develop new services or to otherwise respond to changing business conditions or unanticipated competitive pressures. Sources of additional financing may include commercial bank borrowings, vendor financing or the private or public sale of equity or debt securities. We can make no assurances that we will be successful in raising sufficient additional capital on favorable terms or at all or that the terms of any indebtedness we may incur will not impair our ability to expand and develop our business. Failure to raise sufficient funds may require us to modify, delay or abandon some of our planned future expansion or expenditures, which could have a material adverse effect on our business, financial condition and results of operations.

     OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND COULD PREVENT US FROM FULFILLING OBLIGATIONS

         We are highly leveraged and have significant debt service and related obligations. As of December 31, 2000, our aggregate outstanding indebtedness and obligations was $447.0 million, our stockholders' equity was $259.5 million and our redeemable preferred stock was $162.5 million. We have the ability to incur up to an aggregate of $350.0 million under our senior credit facility and may incur additional indebtedness subject to certain limitations in our credit facility. The amount outstanding under our senior credit facility at December 31, 2000 was $267.0 million. We also had $180.0 million outstanding under our subordinated debt facility. If new indebtedness is added to our current levels, the related risks that we face could intensify.

         Our substantial leverage could have important consequences to us. For example, it could:

o make it more difficult for us to obtain additional financing for working capital, capital expenditures or acquisitions;

o require us to dedicate a substantial portion of our cash flow from operations to the payment of principal and interest on our indebtedness, thereby reducing the funds available to us for our operations and other purposes, including investments in service development, capital spending and acquisitions;

o place us at a competitive disadvantage to our competitors that are not as highly leveraged as we are;

o    impair our ability to adjust to changing market conditions; and

o make us more vulnerable in the event of a downturn in general economic conditions or in our business or of changing market conditions and regulations.

     SERVICING OUR INDEBTEDNESS WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH AND OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL

         We can make no assurances that we will be able to meet our debt service obligations. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if we otherwise fail to comply with the various covenants in our debt obligations, we would be in default under the terms thereof, which would permit the holders of such indebtedness to accelerate the maturity of such indebtedness and could cause defaults under other debt related agreements. Our ability to repay or to refinance our obligations with respect to our indebtedness will depend on our future financial and operating performance, which, in turn, will be subject to prevailing economic and competitive conditions and to certain financial, business, regulatory and other factors, many of which are beyond our control. These factors could include operating difficulties, increased operating costs, pricing pressures, the response of competitors, regulatory developments and delays in implementing strategic projects.

         Our adjusted EBITDA is currently insufficient to pay our fixed charges. The successful implementation of our business strategy, including deployment of our networks and obtaining and retaining a significant number of clients, and significant and sustained growth in our cash flow are necessary for us to be able to meet our debt service obligations and working capital requirements. We can make no assurances that we will successfully implement our business strategy, that the anticipated results of our strategy will be realized, or that we will be able to generate sufficient cash flow from operating activities to meet our debt service obligations and working capital requirements. If our cash flow and capital resources are insufficient to fund our debt service obligations and working capital requirements, we could be forced to reduce or delay capital expenditures (including switch and network expenditures), sell assets, seek to obtain additional equity capital, or refinance or restructure our debt. A disposition of assets in order to make up for any shortfall in the payments due on our indebtedness could take place under circumstances that might not be favorable to realizing the highest price for such assets.

     WE EXPECT TO GROW OUR BUSINESS AND CANNOT GUARANTEE THAT WE WILL BE ABLE TO EFFECTIVELY MANAGE OUR FUTURE GROWTH

         The successful implementation of our business plan will result in rapid expansion of our operations and the provision of bundled telecommunications services on a widespread basis, which could place a significant strain on our management, operations, financial and other resources and increase demands on our systems and controls. Failure to manage our future growth effectively could adversely affect the expansion of our client base and service offerings. We can make no assurances that we will be able to successfully implement and maintain efficient operations and financial systems, procedures and controls or successfully obtain, integrate and utilize the employees and management, operations, financial and other resources necessary to manage a developing and expanding business in our evolving, highly regulated and increasingly competitive industry. Any failure to expand in these areas and to implement and improve such systems, procedures and controls in an efficient manner at a pace consistent with the growth of our business could have a material adverse effect on our business, financial condition and results of operations.

         If we were unable to hire sufficient qualified personnel or develop, acquire and integrate successfully our operations and financial systems, procedures and controls, our clients could experience delays in connection of service and/or lower levels of client service, our resources may be strained and we may be subjected to additional expenses. Our failure to meet client demands and to manage the expansion of our business and operations could have a material adverse effect on our business, financial condition and results of operations.

     IF WE ARE UNABLE TO PROPERLY MAINTAIN AND UPGRADE OUR INFORMATION AND PROCESSING SYSTEMS, WE MAY NOT BE ABLE TO EFFECTIVELY BILL OUR CLIENTS OR PROVIDE ADEQUATE CLIENT SERVICE

         Sophisticated back office information and processing systems are vital to our growth and our ability to monitor costs, bill clients, provision client orders and achieve operating efficiencies. Our plans for the implementation and maintenance of these systems rely, for the most part, on choosing products and services offered by third party vendors and integrating such products and services in-house to produce efficient operational solutions. We can make no assurances that these systems will be successfully implemented on a timely basis, that they will be implemented at all or that, once implemented, they will perform as expected. Risks to our business associated with our systems include:

o failure by our vendors to deliver their products and services in a timely and effective manner and at acceptable costs;

o failure by us to adequately identify all of our information and processing needs;

o    failure of our related processing or information systems; and

o    failure by us to effectively integrate new products or services.

         Furthermore, as our suppliers revise and upgrade their hardware, software and equipment technology, we could encounter difficulties in integrating the new technology into our business or the new systems may not be appropriate for our business. In addition, our right to use these systems is dependent upon license agreements with third party vendors. Some of these agreements may be canceled by the vendor and the cancellation or nonrenewal of these agreements may have an adverse effect on us.

     WE MAY NEED TO RELY ON THE ESTABLISHED LOCAL TELEPHONE COMPANIES TO IMPLEMENT SUCCESSFULLY OUR SWITCHED AND ENHANCED SERVICES WHOSE FAILURE TO COOPERATE WITH US COULD AFFECT THE SERVICES WE OFFER

         We are a recent entrant into the newly created competitive local telecommunications services industry. The local exchange services market in most states was only recently opened to competition. There are numerous operating complexities associated with providing these services. We are required to develop new products, services and systems and need to develop new marketing initiatives to sell these services. We can make no assurances that we will be able to continue to develop such products and services.

         We are deploying high capacity voice and data switches in the cities in which we will operate networks. We initially rely on the networks of established telephone companies or those of new market entrants, known as competitive local exchange carriers, for some aspects of transmission. Federal law requires most of the established telephone companies to lease or "unbundle" elements of their networks and permit us to purchase the call origination and call termination services we need, thereby decreasing our operating expenses. We can make no assurances that such unbundling will continue to occur in a timely manner or that the prices for such elements will be favorable to us. In addition, our ability to implement successfully our switched and enhanced services will require the negotiation of interconnection and collocation agreements with established telephone companies and competitive local exchange carriers, which can take considerable time, effort and expense and are subject to federal, state and local regulation.

         Many new carriers have experienced difficulties in working with the established telephone companies with respect to ordering, interconnecting, leasing premises, and implementing the systems used by these new carriers to order and receive unbundled network elements and wholesale services from the established telephone companies. We can make no assurances that these established telephone companies will continue to cooperate with us once they are permitted to offer long distance service. If we are unable to obtain the cooperation of an established telephone company in a region, whether or not such company has been authorized to offer long distance service, our ability to offer local services in such region on a timely and cost-effective basis would be adversely affected. In addition, both proposed and recently completed mergers involving regional Bell operating companies and other competitors could facilitate such a combined entity's ability to provide many of the services offered by us, thereby making it more difficult to compete against them.

         Our data and voice services may not be profitable due to, among other factors, lack of client demand, inability to secure access to established telephone company facilities on acceptable terms, and competition and pricing pressure from the established telephone companies and competitive local exchange carriers. We can make no assurances that we will be able to successfully implement our switched and enhanced services strategy. Implementation of our data and voice services is also dependent upon equipment manufacturers' ability to meet our equipment deployment schedule. We can make no assurances that switches will be deployed on the schedule contemplated by us or that, if deployed, such switches will be utilized to the degree contemplated by us. Any of the foregoing factors could have a material adverse effect on our business, financial condition and results of operations.

     WE DEPEND ON PORTIONS OF THE ESTABLISHED TELEPHONE COMPANIES' NETWORKS FOR DSL TECHNOLOGY, AND THIS TECHNOLOGY MAY NOT OPERATE AS EXPECTED ON ESTABLISHED TELEPHONE COMPANY NETWORKS AND MAY INTERFERE WITH OR BE AFFECTED BY OTHER TRANSPORT TECHNOLOGIES

         We depend significantly on the quality and maintenance of the copper telephone lines we lease from the established telephone companies which are providing services in our markets to provide DSL services. We can make no assurances that we will be able to lease the copper telephone lines and the services we require from these established telephone companies on a timely basis or at quality levels, prices, terms and conditions satisfactory to us or that such established telephone companies will maintain the lines in a satisfactory manner.

         All transport technologies using copper telephone lines have the potential to interfere with, or to be interfered with by, other traffic on adjacent copper telephone lines. This interference could degrade the performance of our services or make us unable to provide service on selected lines. In addition, established telephone companies may claim that the potential for interference by DSL technology permits them to restrict or delay our deployment of DSL services. The telecommunications industry and regulatory agencies are still developing procedures to resolve interference issues between competitive carriers and established telephone companies, and these procedures may not be effective. We may be unable to successfully negotiate interference resolution procedures with established telephone companies. Interference, or claims of interference, if widespread, would adversely affect our speed of deployment, reputation, brand image, service quality and client retention and satisfaction and may have a material adverse effect on our business, financial condition and results of operations.

IF WE FAIL TO OBTAIN ACCESS TO TRANSMISSION LINES, IT MAY AFFECT OUR ABILITY TO DEVELOP OUR NETWORKS

         Under our network buildout strategy, we will initially seek to lease from established telephone companies and competitive local exchange carriers local transmission lines connecting our switch to particular telephone company central offices. In the future, we may seek to replace this leased capacity with our own fiber optic lines if warranted by traffic volume growth. We can make no assurances that all required transmission line capacity will be available to us on a timely basis or on favorable terms. If we fail to obtain such leased fiber optic lines, we could be delayed in our ability to penetrate some of our markets or required to make additional unexpected up-front capital expenditures to install our own fiber optic lines. If and when we seek to install our own fiber optic lines, we must obtain local franchises and other permits, as well as rights-of-way to utilize underground conduit and aerial pole space and other rights-of-way from entities such as established telephone companies and other utilities, railroads, long distance companies, state highway authorities, local governments and transit authorities. We can make no assurances that we will be able to obtain and maintain the franchises, permits and rights needed to implement our network buildout on favorable terms. The failure to enter into and maintain any such required arrangements for a particular network may affect our ability to develop that network and may have a material adverse effect on our business, financial condition and results of operations.

    WE DEPEND ON CERTAIN KEY PERSONNEL AND COULD BE AFFECTED BY THE LOSS OF
                                 THEIR SERVICES

         We are managed by a number of key executive officers. We believe that our success will depend in large part on our ability to continue to attract and retain qualified management, technical, marketing and sales personnel and the continued contributions of such management and personnel. Competition for qualified employees and personnel in the telecommunications industry is intense and there is a limited number of persons with knowledge of and expertise in the industry. We do not maintain key person life insurance for any of our executive officers, other than Steve M. Dubnik, our Chairman, President and Chief Executive Officer. Although we have been successful in attracting and retaining qualified personnel, we can make no assurances that we will be able to hire or retain necessary personnel in the future. The loss of services of one or more of our key executives, or the inability to attract and retain additional qualified personnel, could materially and adversely affect us.

     WE MAY NOT HAVE THE ABILITY TO DEVELOP STRATEGIC ALLIANCES, ACQUIRE ASSETS OR MAKE INVESTMENTS NECESSARY TO COMPLEMENT OUR EXISTING BUSINESS

         We may seek, as part of our growth strategy, to continue to develop strategic alliances or to make investments or acquire assets or other businesses that will relate to and complement our existing business. We are unable to predict whether or when any planned or prospective strategic alliances or acquisitions will occur or the likelihood of a material transaction being completed on favorable terms and conditions. Our ability to finance strategic alliances and acquisitions may be constrained by our degree of leverage at the time of such strategic alliance or acquisition. In addition, our credit facility may significantly limit our ability to enter into strategic alliances or make acquisitions and to incur indebtedness in connection with strategic alliances and acquisitions.

         We can make no assurances that any acquisition will be made or that we will be able to obtain financing needed to fund such acquisition. We currently have no definitive agreements with respect to any material acquisition, although from time to time we may have discussions with other companies and assess opportunities on an ongoing basis.

         In addition, if we were to proceed with one or more significant strategic alliances, acquisitions or investments in which the consideration consists of cash, we could use a substantial portion of our available cash to consummate the strategic alliances, acquisitions or investments. The financial impact of strategic alliances, acquisitions and investments could have a material adverse effect on our business, financial condition and results of operations and could cause substantial fluctuations in our quarterly and yearly operating results. Furthermore, if we use our common stock as consideration for acquisitions our shareholders could experience dilution of their existing shares.

        WE MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE ACQUIRED BUSINESSES
                                 AND OPERATIONS

         During 2000, we acquired US Xchange, a local exchange carrier, and as part of our business strategy, we may seek to acquire complementary assets or businesses or develop strategic alliances. Any future acquisitions or strategic alliances would be accompanied by the risks commonly encountered in such transactions. Such risks include, among others:

o        the difficulty of assimilating the acquired operations and personnel;

o the disruption of our ongoing business and diversion of resources and management time;

o the inability to maximize our financial and strategic position by the successful incorporation of licensed or acquired technology and rights into our service offerings;

o the inability of management to maintain uniform standards, controls, procedures and policies;

o the risks of entering markets in which we have little or no direct prior experience; and

o the impairment of relationships with employees or clients as a result of changes in management or otherwise arising out of such transactions.

         We can make no assurances that we will be able to successfully integrate acquired businesses or operations that we may acquire in the future.

RISKS RELATED TO OUR INDUSTRY

     WE FACE A HIGH LEVEL OF COMPETITION IN THE TELECOMMUNICATIONS INDUSTRY

         The telecommunications industry is highly competitive, and one of the primary purposes of the Telecommunications Act of 1996 is to foster further competition. In each of our markets, we compete principally with the established telephone company serving such market. We currently do not have a significant market share in any of our markets. The established telephone companies have long-standing relationships with their clients, financial, technical and marketing resources substantially greater than ours and the potential to fund competitive services with cash flows from a variety of businesses. Established telephone companies also benefit from existing regulations that favor them over integrated communications providers and competitive local exchange carriers in some respects. Furthermore, one large group of established telephone companies, the regional Bell operating companies, recently have been granted, pricing flexibility under particular conditions from federal regulators with regard to some services with which we compete. This may present established telephone companies with an opportunity to subsidize services that compete with our services and offer such competitive services at lower prices.

         It is likely that we will also face competition from other integrated communications providers, facilities-based competitive local exchange carriers and many other competitors in some of our markets. We believe that second and third tier markets will support only a limited number of competitors and that operations in such markets with multiple competitive providers are likely to be unprofitable for one or more of such providers.

         We expect to experience declining prices and increasing price competition. We can make no assurances that we will be able to achieve or maintain adequate market share or margins, or compete effectively, in any of our markets. Moreover, substantially all of our current and potential competitors have financial, technical, marketing, personnel and other resources, including brand name recognition, substantially greater than ours as well as other competitive advantages over us. Any of the foregoing factors could have a material adverse effect on our business, financial condition or results of operations.

     FCC AND STATE REGULATIONS MAY LIMIT THE SERVICES WE CAN OFFER

         Our networks and the provision of telecommunications services are subject to significant regulation at the federal, state and local levels. The costs of complying with these regulations and the delays in receiving required regulatory approvals or the enactment of new adverse regulation or regulatory requirements may have a material adverse effect upon our business, financial condition and results of operations.

         We can make no assurances that the Federal Communications Commission, called the FCC, or state commissions will grant required authority or refrain from taking action against us if we are found to have provided services without obtaining the necessary authorizations. If we do not fully comply with the rules of the FCC or state regulatory agencies, third parties or regulators could challenge our authority to do business. Such challenges could cause us to incur substantial legal and administrative expenses.

         Our Internet operations are not currently subject to direct regulation by the FCC or any other governmental agency, other than regulations applicable to businesses generally. However, the FCC has recently indicated that the regulatory status of some services offered over the Internet may have to be re-examined. New laws or regulations relating to Internet services, or existing laws found to apply to them, may have a material adverse effect on our business, financial condition or results of operations.

         The Telecommunications Act remains subject to judicial review and additional FCC rulemaking, and thus it is difficult to predict what effect the legislation will have on us and our operations. There are currently many regulatory actions underway and being contemplated by federal and state authorities regarding interconnection pricing and other issues that could result in significant changes to the business conditions in the telecommunications industry. We can make no assurances that these changes will not have a material adverse effect on our business, financial condition or results of operations.

            IF WE ARE UNABLE TO ADAPT TO TECHNOLOGICAL CHANGES IN THE TELECOMMUNICATIONS INDUSTRY OUR BUSINESS COULD BE ADVERSELY AFFECTED

         The telecommunications industry is subject to rapid and significant changes in technology, including continuing developments in DSL technology, which does not presently have widely accepted standards, and alternative technologies for providing high-speed data transport and networking. The absence of widely accepted standards may delay or increase the cost of our market entry due to changes in equipment specifications and customer needs and expectations. If we fail to adapt successfully to technological changes or obsolescence, fail to adopt technology that becomes an industry standard or fail to obtain access to important technologies, our business, financial condition or results of operations could be materially adversely affected. We may also be dependent on third parties for access to new technologies. Also, if we acquire new technologies, we may not be able to implement them as effectively as other companies with more experience with those technologies and in their markets.

     WE MAY FAIL TO ACHIEVE ACCEPTABLE PROFITS ON OUR LONG DISTANCE BUSINESS DUE TO DECLINING PRICES, LOW CUSTOMER RETENTION RATES AND OUR CONTRACTUAL OBLIGATIONS

         Prices in the long distance business have declined substantially in recent years and are expected to continue to decline. In addition, the long distance industry has a low customer retention rate, as clients frequently change long distance providers in response to the offering of lower rates or promotional incentives by competitors. We will rely on other carriers to provide us with a major portion of our long distance transmission network. Such agreements typically provide for the resale of long distance services on a per-minute basis and may contain minimum volume commitments. The negotiation of these agreements involves estimates of future supply and demand for transmission capacity as well as estimates of the calling patterns and traffic levels of our future clients. In the event that we fail to meet such minimum volume commitments, we may be obligated to pay underutilization charges, and, in the event we underestimate our need for transmission capacity, we may be required to obtain capacity through more expensive means. Our failure to achieve acceptable profits on our long distance business could have a material adverse effect on our business, financial condition and results of operation.

   AS A NEW ENTRANT IN THE DATA TRANSMISSION MARKET, WE MAY INITIALLY GENERATE
                          LOW OR NEGATIVE GROSS MARGINS

         As a new entrant in the data transmission business, we expect to generate low or negative gross margins and substantial start-up expenses as we begin to offer data transmission services. The success of our data transmission business will be dependent upon, among other things, the effectiveness of our sales personnel in the promotion and sale of our data transmission services, the acceptance of such services by potential clients, and our ability to hire and train qualified personnel and further enhance our services in response to future technological changes. We can make no assurances that we will be successful with respect to these matters. If we are not successful with respect to these matters, it could have a material adverse effect on our business, financial condition and results of operations.

     RISKS RELATED TO AN INVESTMENT IN OUR EQUITY SECURITIES OR SECURITIES
                     CONVERTIBLE INTO OUR EQUITY SECURITIES

     PRIVATE EQUITY FUNDS MANAGED BY MORGAN STANLEY DEAN WITTER CAPITAL PARTNERS WILL CONTINUE TO CONTROL A SIGNIFICANT PORTION OF OUR CAPITAL STOCK, AND CONFLICTS OF INTEREST MAY ARISE BETWEEN THESE INVESTORS AND OUR OTHER STOCKHOLDERS

         Funds managed by Morgan Stanley Dean Witter Capital Partners beneficially own approximately 32.3% of our outstanding common stock and 100% of our Series A preferred stock. As a result, Morgan Stanley Dean Witter Capital Partners can exercise substantial influence over all matters requiring shareholder approval, including any determination with respect to mergers and other business combinations involving us.

         We have entered into an agreement with Morgan Stanley Dean Witter Capital Partners and certain other investors relating to the election of directors. Under this agreement, Morgan Stanley Dean Witter Capital Partners is entitled to designate:

o the majority of our board so long as it continues to hold 75% or more of our stock initially issued to it;

o    1/3 of our board so long as it continues to hold 50% or more of such stock;
     and
o    two directors so long as it continues to hold 25% or more of such stock.
As of the date of this prospectus, Morgan Stanley Dean Witter Capital Partners owns all of our stock initially issued to it.

         By controlling our board of directors, Morgan Stanley Dean Witter Capital Partners can have overall control over the management of our business, including:

o any determination with respect to our directions and policies (including the appointment and removal of officers);

o mergers and other business combinations and the acquisition or disposition of our assets;

o    future issuances of our common stock or other securities; and

o    our incurrence of debt.

         Morgan Stanley Dean Witter Capital Partners and its affiliates currently have three members on our board of directors and, upon the occurrence of certain events in connection with our Series A preferred stock, may have the right to elect two additional directors. See "Description of Preferred Stock--Series A Senior Cumulative Preferred Stock--Voting Rights."

         Morgan Stanley Senior Funding was the sole lead arranger for our subordinated debt facility. We will be required to issue rollover notes and warrants under this debt facility in the event this debt facility rolls over into permanent financing, which is scheduled to occur on November 10, 2001.

         Certain decisions concerning our operations or financial structure may present conflicts of interest between Morgan Stanley Dean Witter Capital Partners and our other stockholders. Control by Morgan Stanley Dean Witter Capital Partners could delay or prevent our acquisition by other investors. Conflicts might arise in transactions between us and Morgan Stanley Dean Witter Capital Partners or between us and third parties, including the negotiation or enforcement of the terms of any such transactions.

         In addition to its investment in us, Morgan Stanley Dean Witter Capital Partners or its affiliates currently have significant investments in other telecommunications companies and may in the future invest in other entities engaged in the telecommunications business or in related businesses, including entities that compete with us. There are no restrictions on other investments that may be pursued by Morgan Stanley Dean Witter Capital Partners and conflicts might arise with respect to future business opportunities. Conflicts may also arise in the negotiation or enforcement of arrangements entered into by us and entities in which Morgan Stanley Dean Witter Capital Partners or its affiliates have an interest.

   SALES OF SUBSTANTIAL AMOUNTS OF OUR COMMON STOCK IN THE PUBLIC MARKET COULD
                             DEPRESS OUR STOCK PRICE

         Sales of substantial amounts of our common stock in the public market following this offering, or the appearance that a large number of our shares are available for sale, could adversely affect the market price for our common stock. As of April 30, 2001, the holders of 28,858,129 shares of common stock will have the right to require us to register the sale of their shares, subject to limitations specified in our registration rights agreements. The holders of these shares also have the right to require us to include their shares in future public offerings of our equity securities.

     OUR CERTIFICATE OF INCORPORATION AND BY-LAWS CONTAIN CERTAIN PROVISIONS THAT COULD DELAY OR IMPEDE A CHANGE OF CONTROL AND THEREFORE COULD HURT OUR STOCKHOLDERS

         Our certificate of incorporation and by-laws and applicable provisions of the Delaware General Corporation Law contain several provisions, including those described below, that, once effective, could make it more difficult for a third party to acquire control of us without the approval of our board of directors, even if a change in control would be beneficial to our stockholders.

         The provisions listed below, except for the classified board which is in effect, will become effective upon the earlier of the date that Morgan Stanley Dean Witter Capital Partners owns less than 17.5% of our outstanding stock or the date that it has given its written consent:

o our board of directors is classified into three classes, each of which, after an initial transition period, will serve for staggered three-year terms;

o    a director may be removed by our stockholders only for cause;

o our stockholders may take action by written consent instead of by a meeting only if all stockholders sign the written consent;

o our stockholders must comply with advance notice and other procedures specified in our bylaws in order to nominate candidates for election to our board of directors or to place stockholders' proposals on the agenda for consideration at meetings of the stockholders; and

o business combinations involving one or more persons that own or intend to own at least 10% of our voting stock, other than Morgan Stanley Dean Witter Capital Partners, must be approved by the affirmative vote of at least 66 2/3% of our voting stock, excluding that held by such person or persons, or by a majority of "continuing directors", as that term is defined in our certificate of incorporation, or in accordance with the "fair price" provisions specified in our certificate of incorporation.

For more information about these provisions, see "Description of Common Stock."

         In addition, our certificate of incorporation provides that after Morgan Stanley Dean Witter Capital Partners owns less than 17.5% of our outstanding stock or has given its written consent, we may issue preferred stock without shareholder approval. The preferred stock could be issued quickly with terms that delay or prevent a change in control of Choice One or make removal of management more difficult.

RISKS REGARDING FORWARD-LOOKING STATEMENTS

         We have made some statements in this Form S-3, including some under "Risk Factors" and elsewhere, which constitute forward-looking statements. These statements may discuss our future expectations or contain projections of our results of operations or financial condition or expected benefits to us resulting from acquisitions or transactions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statements. These factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "should," "could," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

                                ABOUT CHOICE ONE
         We are an integrated communications provider offering voice and broadband data telecommunications services primarily to small and medium-sized businesses in second and third tier markets in the northeastern and midwestern United States. Our services include local exchange service, long distance service, high-speed data and Internet service, principally utilizing DSL technology, and Web page design, development and hosting services. We seek to become the leading integrated communications provider in each of our markets by offering a single source of competitively priced, high quality, customized telecommunications services. A key element of our strategy has been to be one of the first integrated communications providers to provide comprehensive network coverage in each of the markets we serve. We are achieving this market coverage by installing both voice and data equipment in multiple established telephone company central offices, a process known as collocation.

         We are a Delaware corporation with our principal executive offices located at 100 Chestnut Street, Suite 600, Rochester, New York 14604. Our telephone number is (716) 246-4231.



                                 USE OF PROCEEDS
         Except as may be set forth in our prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes. Pending such uses, we plan to invest the net proceeds in investment grade, interest-bearing securities.



                     RATIOS OF EARNINGS TO FIXED CHARGES AND
                  RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS

         The ratio of earnings to fixed charges is calculated as (i) the sum of earnings before taxes from continuing operations plus fixed charges and amortization of capitalized interest and the interest element of rent expense divided by (ii) fixed charges, which include interest expensed and capitalized and the interest element of rent expense. The ratio of earnings to combined fixed charges and preferred stock dividends is calculated as (i) the sum of earnings before taxes from continuing operations plus fixed charges and amortization of capitalized interest and the interest element of rent expense, divided by (ii) fixed charges, which include interest expensed and capitalized and interest element of rent expense, and the dividends accumulating on and accretion of our Series A redeemable cumulative preferred stock. Because we incurred losses during the periods for which information is being presented, earnings are inadequate cover our fixed charges and combined fixed charges and preferred stock dividends, respectively, as computed for purposes of the ratios.


                                                               Period From
                                                           Inception (June 2, 1998)          Year Ended
                                                                    Through                 DECEMBER 31,
                                                                                           --------------
                                                               DECEMBER 31, 1998              1999 2000
                                                               -----------------              ---- ----
Deficiency of earnings to cover fixed charges.................       $5,074              $32,694   $216,902

Deficiency of earnings to cover fixed charges
     and preferred stock dividends and accretion..............       $5,074              $32,694   $231,125


                         DESCRIPTION OF DEBT SECURITIES
         The following description of the terms of the debt securities sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities so offered will be described in the prospectus supplement relating to such debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the prospectus supplement relating thereto and to the following description.

GENERAL

         The debt securities will be our general obligations. Our debt securities may be senior debt securities issued under our senior indenture, senior subordinated debt securities issued under our senior subordinated indenture, or junior subordinated debt securities issued under our junior subordinated indenture, in each case between us and The Bank of New York, as trustee. Our senior subordinated debt securities and junior subordinated debt securities will be subordinated to other securities that we have outstanding or may incur as set forth under "--Subordination of Debt Securities" and in the applicable prospectus supplement. A copy of the form of each of the senior indenture, the senior subordinated indenture and the junior subordinated indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part. See "Where You Can Find More Information" below for information on how to obtain a copy of the applicable indenture. Set forth below is a summary of the material terms of the indentures. Unless provided otherwise, any reference below to the "indenture" means the applicable indenture under which debt securities are being offered by a prospectus supplement. These descriptions are only summaries, and each investor should refer to the applicable indenture, which more completely describes the terms and definitions summarized below and contains additional information regarding the debt securities. The indentures are substantially identical except for provisions relating to subordination.

         As used in this "Description of Debt Securities" section, references to "Choice One," "we," "our," or "us" refer solely to Choice One Communications Inc. and not our subsidiaries.

TERMS OF THE DEBT SECURITIES TO BE DESCRIBED IN THE PROSPECTUS SUPPLEMENT

         The debt securities will be general unsecured obligations of Choice One. Our payment obligations under our senior subordinated debt securities and our junior subordinated debt securities will be subordinated to our senior indebtedness as described under "--Subordination of Debt Securities." Our payment obligations under our junior subordinated debt securities will also be subordinated to our subordinated indebtedness, except for subordinated indebtedness specifically designated as not being senior in right of payment to our junior subordinated debt securities. The debt securities may be convertible into our or any other issuer's common stock or other securities, or warrants for any of these securities, if the applicable prospectus supplement so provides as described under "--Conversion."

         We are not subject to any financial covenants under the indentures. In addition, we are not restricted under the indentures from paying dividends, incurring debt, including senior indebtedness, or issuing or repurchasing our securities. However, we may be subject to financial covenants, some or all of the above restrictions, or other restrictions with respect to a series of debt securities if specified in the applicable prospectus supplement.

         The debt securities may be issued in one or more series as we may authorize from time to time. You should refer to the applicable prospectus supplement for the following terms of the debt securities of the series with respect to which that prospectus supplement is being delivered:

o the initial offering price and designation of the debt securities of the series;

o any limit on the aggregate principal amount of the debt securities of the series that may be authenticated and delivered under the indenture, and any limit on our ability to increase the aggregate principal amount after the initial issuance of debt securities of the series;

o the date or dates on which the principal and premium (if any), with respect to the debt securities of the series are payable;

o the rate or rates (which may be fixed or variable) at which the debt securities of the series will bear interest, and the method for calculating interest rates, if any;

o the dates on which any interest will be payable and the record date for any interest payments;

o the place or places for payment of the principal, premium (if any) and/or interest (if any) on the debt securities of the series;

o the price or prices at which, the period or periods within which, and the terms and conditions upon which debt securities of the series may be redeemed, in whole or in part at our option or otherwise, whether under any mandatory redemption, sinking fund or analogous provisions or otherwise;

o the terms, if any, upon which the debt securities of the series may be convertible into or exchanged for our or any other issuer's common stock or other securities, or warrants for any of these securities, and the terms and conditions for conversion or exchange, including the initial conversion or exchange price or rate, the conversion or exchange period and any other additional provisions;

o the terms, if any, of the transfer, mortgage, pledge or assignment as security for the debt securities of the series of any properties, assets, moneys, proceeds, securities or other collateral, including whether certain provisions of the Trust Indenture Act of 1939, as amended, are applicable and any corresponding changes to provisions of the indenture as then in effect;

o    if  other  than   denominations  of  $1,000  or  multiples   thereof,   the
     denominations in which the debt securities of the series will be issuable;

o if other than the principal amount, the portion of the principal amount of debt securities of the series that will be payable upon declaration of acceleration of the maturity;

o if other than the coin or currency in which the debt securities of the series are denominated, the coin or currency in which payment of the principal, premium (if any) and/or interest (if any) on the debt securities of the series will be payable or if the amount of payments of principal, premium (if any) and/or interest (if any) on the debt securities of the series may be determined with reference to an index based on a coin or currency other than that in which the debt securities of the series are denominated, the manner in which these amounts will be determined;

o if other than the currency of the United States of America, the currency or currencies in which payment of the principal, premium (if any) and/or interest (if any) on the debt securities of the series will be payable;

o any applicable United States federal income tax consequences, including whether and under what circumstances we will pay additional amounts on debt securities of the series held by a person who is not a U.S. person (as defined in the applicable prospectus supplement) in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem the debt securities of the series rather than pay the additional amounts;

o any authenticating or paying agents, transfer agents or registrars, or any other agents with respect to the debt securities of the series;

o additional provisions, if any, relating to the defeasance of the debt securities of the series;

o if the debt securities of the series shall be issued in whole or in part in the form of one or more global securities, the depositary for such global security or securities, if different from The Depositary Trust Company; and

o any other terms of the debt securities of the series, including any additional events of default or covenants, and any terms required by or advisable under applicable laws or regulations.

GLOBAL SECURITY, BOOK-ENTRY FORM

         Unless otherwise specified in the applicable prospectus supplement, the debt securities of a series will be evidenced by one or more global securities, and the depository for the global securities will be The Depository Trust Company, New York, New York, which we refer to as DTC. We will deposit each global security with DTC, and register the global securities in the name of Cede & Co. as DTC's nominee. Except as set forth below, a global security may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

         You may hold your interest in a global security directly through DTC if you are a participant in DTC, or indirectly through organizations which are participants in DTC (called "participants"). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global security to such persons may be limited.

         If you are not a participant, you may beneficially own an interest in a global security held by DTC only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called "indirect participants"). So long as Cede & Co., as the nominee of DTC, is the registered owner of a global security, Cede & Co. for all purposes will be considered the sole holder of such global security. Except as provided below, owners of beneficial interests in a global security will:

o    not be entitled to have certificates registered in their names;

o not receive physical delivery of certificates in definitive registered form; and

o    not be considered holders of the global security.

         We will pay principal, premium (if any) and/or interest (if any), and any redemption price or repurchase price with respect to the debt securities represented by a global security to Cede & Co., as the registered owner of the global security, by wire transfer of immediately available funds on each interest payment date or the redemption or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

o for the records relating to, or payments made on account of, beneficial ownership interests in a global security; or

o for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

         We have been informed that DTC's practice is to credit participants' accounts on that payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by a global security as shown in the records of DTC, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in the principal amount represented by a global security held through participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in "street name."

         Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by a global security to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing its interest.

         Neither we, the trustee, registrar, paying agent nor any conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of debt securities, including the presentation of debt securities for exchange, only at the direction of one or more participants to whose account with DTC interests in the relevant global security are credited, and only in respect of the principal amount of the debt securities represented by the relevant global security as to which the participant or participants has or have given such direction.

         DTC has advised us that it is:

o a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System;

o    a "clearing corporation" within the meaning of the Uniform Commercial Code;
     and

o a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

         DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

         DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global security among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue debt securities in certificated form in exchange for each global security.
CONVERSION

         The debt securities of a series may be convertible into or exchangeable for our or any other issuer's common stock or other securities, or warrants for any of these securities, if the applicable prospectus supplement so provides. If debt securities of a series are convertible or exchangeable, the applicable prospectus supplement will specify the terms, including provisions as to whether conversion or exchange is mandatory, at the holder's option or at our option. The applicable prospectus supplement will also include the initial conversion or exchange price or rate, the conversion or exchange period and any additional provisions.

OPTIONAL REDEMPTION BY US

         Unless otherwise indicated in the applicable prospectus supplement, the debt securities will not be entitled to the benefit of any sinking fund. In addition, we will not be entitled to redeem the debt securities before their stated maturity unless the applicable prospectus supplement specifies a redemption date. Holders of debt securities will not be entitled to require us to buy their debt securities before their stated maturity, unless the applicable prospectus supplement specifies one or more repayment dates.

         If the applicable prospectus supplement specifies a redemption date or a repayment date, it will also specify one or more redemption prices or repayment prices. It may also specify one or more redemption periods during which the redemption prices relating to a redemption of debt securities during those periods will apply. If we redeem debt securities, we will do so at the price specified for the relevant redemption period, together with interest accrued to the redemption date. If the redemption date is an interest payment date, interest will be paid to the record holder on the relevant record date rather than the record holder on the applicable redemption date.

         In the event we exercise an option to redeem any debt security, we are required to give notice of redemption by mail to holders not more than 60 but not less than 30 days prior to the redemption date. If we are redeeming debt securities for which a sinking fund has been provided, we may not redeem such debt securities with sinking fund moneys if we have failed to pay any interest or premium on such series of debt securities and such failure to pay constitutes an event of default under the indenture.

SENIOR DEBT SECURITIES

         The payment of principal, premium (if any) and/or interest (if any) on the senior debt securities will, to the extent and in the manner set forth in the senior indenture, rank equally with all unsecured and unsubordinated debt.

SUBORDINATION OF DEBT SECURITIES

     SUBORDINATION OF SENIOR SUBORDINATED DEBT SECURITIES

         The payment of principal, premium (if any) and/or interest (if any) on the senior subordinated debt securities will, to the extent and in the manner set forth in the senior subordinated indenture, be subordinated in right of payment to the prior payment in full, in cash equivalents, of all senior indebtedness.

         Upon any payment or distribution of assets to our creditors upon any liquidation, dissolution, winding up, receivership, reorganization, assignment for the benefit of creditors, marshaling of assets and liabilities or any bankruptcy, insolvency or similar proceedings, the holders of all senior indebtedness will first be entitled to receive payment in full of all amounts due or to become due thereon before the holders of the senior subordinated debt securities will be entitled to receive any payment in respect of the principal, premium (if any) and/or interest (if any) on the senior subordinated debt securities.

         No payments of principal, premium (if any) and/or interest (if any) in respect of the senior subordinated debt securities may be made by us if a default in any payment with respect to senior indebtedness has occurred and is continuing. In addition, during the continuance of any other event of default (other than a payment default) with respect to designated senior indebtedness pursuant to which the maturity thereof may be accelerated, no payments of principal, premium (if any) and/or interest (if any) in respect of the senior subordinated debt securities may be made by us for a period (called a "payment blockage period") beginning on the date of delivery of written notice of the holders and ending 179 days thereafter (unless the payment blockage period shall be terminated by written notice to the trustee from the holders of designated senior indebtedness or from an agent of these holders, or the event of default has been cured or waived or has ceased to exist). Only one payment blockage period may be commenced with respect to the senior subordinated debt securities during any period of 365 consecutive days. No event of default which existed or was continuing on the date of the beginning of any payment blockage period shall be the basis for the beginning of any subsequent payment blockage period by the holders of designated senior indebtedness, unless such event of default shall have been cured or waived for a period of not less than 90 days.

         Due to this subordination, in the event of insolvency, funds that would otherwise be payable to holders of senior subordinated debt securities will be paid to the holders of senior indebtedness to the extent necessary to pay the senior indebtedness in full, and we may be unable to meet fully our obligations with respect to the senior subordinated debt securities.

         "Debt" is defined to mean, with respect to any person at any date of determination (without duplication):

o    all indebtedness for borrowed money;

o all obligations evidenced by bonds, debentures, notes or other similar instruments;

o all obligations in respect of letters of credit or bankers' acceptances or other similar instruments (or reimbursement obligations with respect thereto);

o    all obligations to pay the deferred purchase price of property or services;

o    all obligations as lessee under capitalized leases;

o all debt of others secured by a lien on any asset of the person, whether or not the debt is assumed by that person; provided that, for purposes of determining the amount of any debt of the type described in this clause, if recourse with respect to that debt is limited to that asset, the amount of that debt shall be limited to the lesser of the fair market value of the asset or the amount of the debt;

o all debt of others guaranteed by that person to the extent that debt is guaranteed by such person;

o all redeemable stock valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

o to the extent not otherwise included in this definition, all obligations under currency agreements and interest rate agreements.

         "Designated senior indebtedness" is defined to mean:

o debt under the credit agreement as amended and restated on August 1, 2000 (called the "bank credit agreement") among us, First Union Investors, Inc. as administrative agent, General Electric Capital Corporation as syndication agent and Morgan Stanley Senior Funding, Inc. as documentation agent, also collectively known as the lenders, as the bank credit agreement has been and may be further amended, restated, supplemented or otherwise modified from time to time; and

o debt constituting senior indebtedness which, at the time of its determination:

             --   has an aggregate principal amount of at least $25 million; and

             -- is specifically designated by us as "designated senior indebtedness."

         "Senior indebtedness" is defined to mean the principal, premium (if any) and/or interest (if any) on all of our debt whether created, incurred or assumed before, on or after the date of the senior subordinated indenture; provided that senior indebtedness shall not include:

o our debt to any affiliate (other than debt under the bank credit agreement or under our unsecured subordinated debt facility entered into on August 1, 2000 (called the "credit facility"));

o    debt of ours that, when incurred, and without respect to any election under
     Section 1111(b) of Title 11, U.S. Code, was without recourse;

o any other debt of ours which by the terms of the instrument creating or evidencing the same are specifically designated as not being senior in right of payment to the senior subordinated debt securities; and

o    any other indebtedness specified in the applicable prospectus supplement.

SUBORDINATION OF JUNIOR SUBORDINATED DEBT SECURITIES

         The payment of principal, premium (if any) and/or interest (if any) on the junior subordinated debt securities will, to the extent and in the manner set forth in the junior subordinated indenture, be subordinated in right of payment to the prior payment in full, in cash or cash equivalents, of all our senior and subordinated indebtedness.

         Upon any payment or distribution of assets to our creditors upon any liquidation, dissolution, winding up, receivership, reorganization, assignment for the benefit of creditors, marshaling of assets and liabilities or any bankruptcy, insolvency or similar proceedings, the holders of all senior and subordinated indebtedness will first be entitled to receive payment in full of all amounts due or to become due thereon before the holders of the junior subordinated debt securities will be entitled to receive any payment in respect of the principal, premium (if any) and/or interest (if any) on the junior subordinated debt securities.

         No payments of principal, premium (if any) and/or interest (if any) in respect of the junior subordinated debt securities may be made by us if a default in any payment with respect to senior and subordinated indebtedness has occurred and is continuing. In addition, during the continuance of any other event of default (other than a payment default) with respect to designated senior and subordinated indebtedness pursuant to which the maturity thereof may be accelerated, no payments on account of principal, premium (if any) and/or interest (if any) may be made by us during a payment blockage period in respect of these junior subordinated debt securities (unless the payment blockage period is terminated by written notice to the trustee from the holders of designated senior and subordinated indebtedness or from an agent of such holders, or the event of default has been cured or waived or has ceased to exist). Only one payment blockage period may be commenced with respect to the junior subordinated debt securities during any period of 365 consecutive days. No event of default which existed or was continuing on the date of the beginning of any payment blockage period with respect to the designated senior and subordinated indebtedness initiating the payment blockage period shall be the basis for the beginning of any subsequent payment blockage period by the holders of such designated senior and subordinated indebtedness, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days.

         Due to this subordination, in the event of insolvency, funds that would otherwise be payable to holders of junior subordinated debt securities will be paid to the holders of senior and subordinated debt to the extent necessary to pay the debt in full, and we may be unable to meet fully our obligations with respect to the junior subordinated debt securities.

         "Designated senior and subordinated indebtedness" is defined to mean

o    debt under the bank credit agreement; and

o debt constituting senior and subordinated indebtedness which, at the time of its determination:

        --   has an aggregate principal amount of at least $25 million; and

        -- is specifically designated in the instrument as "designated senior and subordinated indebtedness" by us.

         "Senior and subordinated indebtedness" is defined to mean the principal, premium (if any) and/or interest (if any) on all of our debt whether created, incurred or assumed before, on or after the date of the junior subordinated indenture; provided that senior and subordinated indebtedness shall not include:

o our debt to any affiliate (other than debt under the bank credit agreement or the credit facility);

o    debt of ours that,  when incurred and without respect to any election under
     Section 1111(b) of Title 11, U.S. Code, was without recourse;

o any other debt of ours which by the terms of the instrument creating or evidencing the same are specifically designated as not being senior in right of payment to the junior subordinated debt securities; and

o    any other indebtedness specified in the applicable prospectus supplement.

EVENTS OF DEFAULT; NOTICE AND WAIVER

         The following will be events of default with respect to any series of debt securities issued under the indentures:

o we fail to pay principal or premium (if any) upon redemption or otherwise on the debt securities, whether or not the payment is prohibited by subordination provisions of the subordinated indenture in the case of senior subordinated debt securities or junior subordinated debt securities;

o we fail to pay any interest on the debt securities and such failure has continued for a period of 30 days, whether or not the payment is prohibited by subordination provisions of the applicable indenture in the case of senior subordinated debt securities or junior subordinated debt securities;

o we fail to perform or observe any of the covenants in the indenture applicable to such series for 60 days after notice;

o    certain events involving our bankruptcy, insolvency or reorganization; or

o    any other event specified in the applicable prospectus supplement occurs.

         The trustee may withhold notice to the holders of the debt securities of any affected series of any default, except defaults in payment of principal, premium (if any) and/or interest (if any) on the debt securities. However, the trustee must consider it to be in the interest of the holders of the debt securities of such series to withhold this notice.

         If an event of default occurs and continues with respect to the debt securities of any series, the trustee or the holders of at least a majority in principal amount of the outstanding debt securities of such series may declare the principal, premium (if any) and/or interest (if any) on the outstanding debt securities of such series to be immediately due and payable. In case of certain events of bankruptcy or insolvency involving us, the principal, premium (if any) and/or interest (if any) on the debt securities will automatically become due and payable. However, if we cure all defaults, except the nonpayment of principal or premium, if any, that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be canceled and the holder of a majority of the principal amount of outstanding debt securities of any affected series (each voting as a separate class) may waive these past defaults with respect to such series.

         The holders of a majority of outstanding debt securities of any affected series (each voting as a separate class) will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee with respect to such series, subject to limitations specified in the indenture.

         No holder of the debt securities of any series may pursue any remedy under the indenture, unless:

o the holder has given the trustee written notice of a continuing event of default;

o the holders of at least a majority in principal amount of outstanding debt securities of any affected series (each voting as a separate class) make a written request, and offer reasonable indemnity, to the trustee to pursue the remedy;

o the trustee fails to comply with the request within 60 days after receipt of the notice, request and offer of indemnity; and

o during such 60 day period the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the debt securities of such series.

MODIFICATION OF THE INDENTURE

         The consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected thereby (each voting as a separate class) is required to modify or amend the indenture. However, a modification or amendment requires the consent of the holder of each outstanding debt security affected by such modification or amendment if it would:

o change the stated maturity of the principal, premium (if any) and/or interest (if any), or any sinking fund obligation;

o reduce the principal amount, premium (if any) and/or rate of interest (if any);

o    reduce any amount payable upon redemption;

o    adversely change our obligation to redeem upon a fundamental change;

o impair the right of a holder to institute suit for payment on any debt security when due;

o    change the currency in which any debt security is payable;

o impair the right of a holder to convert debt securities into other securities;

o    adversely modify the subordination provisions of the indenture;

o reduce the percentage of debt securities required for consent to any modification of the indenture with respect to the debt securities of the relevant series; or

o reduce the percentage of debt securities required for consent for any supplemental indenture, or for any waiver of compliance of certain provisions of the indenture or certain defaults under the indenture and their consequences.

         We are permitted to modify certain provisions of the indenture without the consent of the holders of the debt securities.

DEFEASANCE AND DISCHARGE

         The indentures provide that we are deemed to have paid and will be discharged from all obligations in respect of the debt securities of any series on the 123rd day after the deposit referred to below has been made, and that the provisions of an indenture will no longer be in effect with respect to the debt securities issued thereunder (except for, among other matters, certain obligations to register the transfer or exchange of the debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, to maintain paying agencies and to hold monies for payment in trust) if, among other things:

o             we have deposited with the trustee, in trust, money and/or U.S.
              government obligations that through the payment of interest and principal in respect thereof, will provide money in an amount sufficient to pay the principal, premium (if any) and/or accrued interest (if any) on the applicable debt securities, on the due date thereof or earlier redemption (irrevocably provided for under arrangements satisfactory to the trustee), as the case may be, in accordance with the terms of the indenture and the applicable debt securities;

o        we have delivered to the trustee

             --   either:

>> an opinion of counsel to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of the exercise of our option under the applicable "defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred, which opinion of counsel must be based upon a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law or related treasury regulations after the date of the indenture that a ruling is no longer required; or

>> a ruling directed to the trustee received from the Internal Revenue Service to the same effect as the aforementioned opinion of counsel;

              -- an opinion of counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of
                  Section 547 of the U.S. Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law;

              -- immediately after giving effect to that deposit on a pro forma basis, no event of default has occurred and is continuing on the date of the deposit or during the period ending on the 123rd day after the date of the deposit, and the deposit will not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party or by which we are bound;

              -- we are not prohibited from making payments in respect of the applicable debt securities by the subordination provisions contained in the applicable indenture; and

              -- if at that time the applicable debt securities are listed on a national securities exchange, we have delivered to the trustee an opinion of counsel to the effect that the debt securities will not be delisted as a result of a deposit, defeasance and discharge.

         As more fully described in the applicable prospectus supplement, the indentures also provide for defeasance of certain covenants.

INFORMATION CONCERNING THE TRUSTEE

         We have appointed The Bank of New York, the trustee under the indenture, as paying agent, registrar and authenticating agent for the debt securities. The trustee or its affiliates may provide banking and other services to us in the ordinary course of their business.

                           DESCRIPTION OF COMMON STOCK
         The following summary of our common stock is subject in all respects to applicable Delaware law, our certificate of incorporation and by-laws. This summary is qualified in its entirety by reference to the provisions of our certificate of incorporation and by-laws. Copies of our certificate of incorporation and by-laws have been filed with the SEC.

GENERAL

         We have authorized the issuance of 150,000,000 shares of common stock, par value $.01 per share. As of December 31, 2000, approximately 37,843,654 shares of our common stock were outstanding. In addition, approximately 2,643,806 shares of common stock were reserved for issuance in connection with outstanding stock options, 1,747,454 shares were reserved for issuance in connection with outstanding warrants to purchase common stock, 3,888,090 shares were reserved for issuance under our stock option and stock incentive plans.

DIVIDENDS

         The holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available therefor at such time and in such amounts as the board of directors may from time to time determine subject to the prior rights of the holders of any preferred stock.

CONVERTIBILITY, REDEMPTION AND SUBSCRIPTION

         The shares of common stock are not convertible and the holders have no preemptive or subscription rights to purchase any of our securities.

LIQUIDATION RIGHTS

         Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive, pro rata, our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the rights of any holders of preferred stock.

VOTING RIGHTS

         Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting.

    CERTIFICATE OF INCORPORATION, BY-LAWS AND STATUTORY PROVISIONS AFFECTING STOCKHOLDERS

         Our certificate of incorporation provides for the board of directors to be divided into three classes, as nearly equal in number as possible, serving staggered terms. Approximately one-third of the board of directors will be elected each year. Prior to the date on which Morgan Stanley Dean Witter Capital Partners owns less than 17.5% of our outstanding stock or has given its written consent, our directors may be removed with or without cause. After that date, our directors may only be removed for cause. Accordingly, the provision for a classified board could prevent a party who acquires control of a majority of the outstanding voting stock following that date from obtaining control of the board of directors until the second annual stockholders meeting following the date the acquirer obtains the controlling stock interest. The classified board provision could have the effect of discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us without obtaining the approval of our board of directors and could increase the likelihood that incumbent directors will retain their positions.

         Our by-laws provide that, in accordance with our certificate of incorporation and the terms of our transaction agreement, our number of directors will be eleven. The number of directors may be fixed from time to time pursuant to resolution adopted by a majority of the board, but will not be less than the total number of directors permitted to be designated by parties to the transaction agreement. Subject to the transaction agreement, the majority vote of the remaining directors is required to fill vacancies on the board and to establish committees of the board, fill committee memberships and adopt, rescind or amend resolutions which establish policies with respect to the categories of matters that must be presented to our board, or a committee of our board, prior to taking action.

         Our certificate of incorporation provides that after the date Morgan Stanley Dean Witter Capital Partners owns less than 17.5% of our outstanding stock or has given its written consent, stockholder action can be taken in lieu of a meeting only by unanimous written consent and that, except as otherwise required by law, special meetings of the stockholders can only be called pursuant to a resolution adopted by a majority of the board of directors.

         Our by-laws, following the date Morgan Stanley Dean Witter Capital Partners owns less than 17.5% of our outstanding stock or has given its consent, establish advance notice and other procedures for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our Secretary timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. Although our by-laws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our by-laws may have the effect of precluding the conduct of particular types of business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of Choice One.

         Our certificate of incorporation also contains a fair price provision that after the date Morgan Stanley Dean Witter Capital Partners owns less than 17.5% of our outstanding stock or has given its consent, applies to certain business combination transactions involving any person or group that is or has announced or publicly disclosed a plan or intention to become the beneficial owner of at least 10% of our outstanding voting stock, other than Morgan Stanley Dean Witter Capital Partners, which we refer to as an interested stockholder. This fair price provision requires the affirmative vote of the holders of at least 66 2/3% of the voting stock, excluding stock owned by the interested stockholder, to approve such business combination transactions between the interested stockholder and us or our subsidiaries, or approve any agreement or other arrangement providing for such business combination transactions, including:

o    any merger or consolidation;

o any sale, lease, exchange, mortgage, pledge, transfer or other disposition or other arrangement with or for the benefit of the interested stockholder involving our assets or the assets of our subsidiaries having a fair market value of $25.0 million;

o the adoption of any plan or proposal for our liquidation or dissolution or any change to or exchange of our capital stock; and

o    certain recapitalizations or reclassifications of our securities.

         This voting requirement will not apply to certain transactions, including any transaction involving the payment of consideration to holders of our outstanding capital stock, in which the following conditions, among others, are met:

o the consideration to be received by the holders of each class of our capital stock is at least equal to the greater of:

                  (i) the highest per share price paid for shares of such class by the interested stockholder in the two years prior to the proposed business combination or in the transaction in which it became an interested stockholder, whichever is higher; or

                  (ii) the fair market value of the shares of such class on the date of the announcement of the proposed business combination or the date on which it became an interested stockholder; and

o the consideration is in the same form and amount as that paid by the interested stockholder in connection with its acquisition of such class of capital stock; or

o the transaction is approved by a majority of our continuing directors, as such term is defined in our certificate of incorporation.

         The above provision could have the effect of delaying or preventing a change in control in a transaction or series of transactions that did not satisfy the "fair price" criteria. The "fair price" provisions of our certificate of incorporation may be amended by the affirmative vote of the holders of at least 66 2/3% of the voting stock, excluding the interested stockholder, unless such amendment is unanimously recommended by the board of directors, a majority of whom are continuing directors.

         Our by-laws may be altered or repealed and new by-laws adopted by a majority of the board of directors or by the holders of a majority of the voting stock.

         We have expressly elected at this time not to be governed by Section 203 of the Delaware General Corporations Law. Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder, meaning generally a stockholder acquiring 15% or more of our outstanding voting stock, for a period of three years after the time the stockholder becomes an interested stockholder unless:

o prior to such time, our board approved the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

o upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced; or

o at or subsequent to such time, the business combination is approved by our board and authorized by holders of 66 2/3% of our voting stock that is not owned by the interested stockholder.

         Any change in the above Section 203 election must be approved by a majority vote of our stockholders.

         The effect of electing not to be governed by Section 203 is that the provisions of Delaware law which may render it more difficult or may discourage any attempt to acquire us without approval of our board are not available to us.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by the Delaware General Corporation Law. In addition, our certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by such law. We believe that these provisions are necessary to attract and retain qualified directors and officers.

REGISTRATION RIGHTS

         We are a party to a registration rights agreement dated as of July 8, 1998, as amended, with the investor members, preferred stockholders and the former management members of Choice One Communications L.L.C. We have also granted registration rights to Ronald VanderPol pursuant to the merger agreement with US Xchange dated May 14, 2000.

STOCK TRANSFER AGENT

         The transfer agent and registrar for our common stock is First Union National Bank, Charlotte, North Carolina.

                         DESCRIPTION OF PREFERRED STOCK
         The following briefly summarizes the material terms of our preferred stock, which is subject in all respects to applicable Delaware law, our certificate of incorporation and by-laws. This summary is qualified in its entirety by reference to the provisions of our Certificate of Incorporation and By-Laws. Copies of our certificate of incorporation and by-laws have been filed with the SEC. Pricing and related terms disclosed in the accompanying prospectus supplement are not summarized herein. You should read the particular terms of any series of our preferred stock offered which will be described in more detail in any prospectus supplement relating to such series. The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered.

GENERAL

         We are authorized to issue up to 5,000,000 shares of preferred stock, par value $.01 per share. Our board of directors may, without further action by our stockholders, from time to time, issue shares of preferred stock. In addition, the board may, at the time of issuance, determine the rights, preferences and limitations of each series of preferred stock. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of Choice One before any payment is made to the holders of shares of common stock. Under some circumstances, the issuances of shares of preferred stock may make a merger, tender offer or proxy contest or the assumption of control by a holder of a large block of our securities or the removal of incumbent management more difficult. Upon the vote of a majority of the directors then in office, our board of directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of common stock. Prior to the date Morgan Stanley Dean Witter Capital Partners owns less than 17.5% of our outstanding stock or has given its written consent, the board may not authorize or issue preferred stock in connection with a shareholder rights plan. After that date, our board may issue preferred stock in connection with a shareholder rights plan without the consent of our stockholders.

SERIES A SENIOR CUMULATIVE PREFERRED STOCK

         On August 1, 2000, we issued 200,000 shares of our Series A senior cumulative preferred stock and related warrants in a private placement for $200.0 million. As of December 31, 2000, 200,000 shares of Series A preferred stock were outstanding. Each share of our Series A preferred stock has a stated value of $1,000 and ranks senior to each other class or series of our capital stock.

     DIVIDENDS

         Dividends on the Series A preferred stock are payable quarterly at the rate of 14.0% per annum, cumulative and compounded quarterly. The Series A preferred stock matures on August 1, 2012, at which time we must redeem the shares for their stated value plus any unpaid dividends. Prior to August 1, 2005 (the fifth anniversary of the issue date) we may pay dividends quarterly in additional shares of our Series A preferred stock or in cash, at our option. Thereafter until maturity, we must pay dividends in cash.

     REDEMPTION

         The Series A preferred stock is not redeemable prior to August 1, 2005. After August 1, 2005, it is redeemable, at our option, at a price equal to the sum of the stated value of 1,000 per share (plus accumulated and unpaid dividends) plus a premium equal to 7% of the liquidation value as of August 1, 2005, and thereafter declining ratably annually to equal 0% on August 1, 2008. Upon a change in control, the holders of the preferred stock may require us to repurchase the shares at 101 % of the stated value, plus accumulated and unpaid dividends.

     VOTING RIGHTS

         The holders of the Series A preferred stock have no voting rights other than to consent to:

         o    increasing or issuing any additional shares of Series A preferred;

         o creating or issuing any securities convertible into or on parity with the Series A preferred;

         o the amendment of our certificate of incorporation if the amendment would adversely affect the rights, preferences or privileges of the Series A preferred; or

         o entering into any new agreement which would adversely affect the rights, preferences or privileges of the Series A preferred.

         We have also agreed to a series of covenants with the holders of the Series A preferred stock, which they may waive at their discretion. These covenants include restrictions on:

         o    the payments of dividends;

         o    the issuance of debt or issuance of redeemable preferred stock;

         o    limitations on certain types of investments; and

         o the merger, consolidation or sale of all or substantially all of our assets; and

         Further, the holders of the Series A preferred stock, voting as a class, have the right to elect two directors to our board of directors if any of the following events occur:

         o six consecutive quarterly dividends after August 1, 2005 have not been paid;

         o    we have not redeemed the Series A preferred stock at maturity;

         o we have not offered to redeem the Series A preferred stock in a timely manner upon a change in control;

         o either dividends have been paid on other securities or junior securities have been redeemed or repurchased while full cumulative dividends have not been paid to the holders of the Series A preferred stock;

         o we have failed to obtain approval of holders of a majority of the Series A preferred stock in connection with any action which is prohibited under the covenants with the Series A preferred stockholders; or

         o our charter has been amended such that it may adversely effect the holders of the Series A preferred stock.

                     DESCRIPTION OF STOCK PURCHASE CONTRACTS
                            AND STOCK PURCHASE UNITS

         We may issue Stock Purchase Contracts, which represent contracts obligating holders to purchase from us a specified number of shares of common stock at a future date or dates. The price per share of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula described in the stock purchase contracts. The stock purchase contracts may be issued separately or as a part of units, known as Stock Purchase Units, consisting of a stock purchase contract and debt securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase the common stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner.

         The prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units. The description in the prospectus supplement will not be complete and will be qualified by reference to the stock purchase contracts, and, if applicable, additional arrangements, relating to the stock purchase contracts or stock purchase units.

                             DESCRIPTION OF WARRANTS
         We may issue warrants to purchase our debt securities, as well as warrants to purchase our preferred or common stock. Warrants may be issued independently or together with any securities and may be attached to or separate from those securities. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as will be set forth in the related prospectus supplement.

DEBT WARRANTS

         The following briefly summarizes the material terms of the debt warrant agreement, other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the particular terms of any debt warrants that are offered by us and the applicable debt warrant agreement, which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the debt warrants being offered.

GENERAL

         We may issue warrants for the purchase of our debt securities. As explained below, each debt warrant will entitle its holder to purchase debt securities at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Debt warrants may be issued separately or together with debt securities.

         The debt warrants are to be issued under debt warrant agreements to be entered into between us and one or more banks or trust companies, as debt warrant agent, all as will be set forth in the prospectus supplement relating to the debt warrants being offered by the prospectus supplement. A form of debt warrant agreement, including a form of debt warrant certificate representing the debt warrants, reflecting the alternative provisions that may be included in the debt warrant agreements to be entered into with respect to particular offerings of debt warrants, is included as an exhibit to the registration statement of which this prospectus forms a part. See "Where You Can Find More Information" below for information on how to obtain a copy of the form of debt warrant agreement.

TERMS OF THE DEBT WARRANTS TO BE DESCRIBED IN THE PROSPECTUS SUPPLEMENT

         The particular terms of each issue of debt warrants, the debt warrant agreement relating to the debt warrants and the debt warrant certificates representing debt warrants will be described in the applicable prospectus supplement. This description will include:

         o    the initial offering price;

         o the currency or currency unit in which the price for the debt warrants is payable;

         o the title, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

         o the title and terms of any related debt securities with which the debt warrants are issued and the number of the debt warrants issued with each debt security;

         o the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

         o the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which that principal amount of debt securities may be purchased upon exercise of each debt warrant;

         o the date on which the right to exercise the debt warrants will commence and the date on which this right will expire;

         o if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the debt warrants;

         o whether the debt warrants represented by the debt warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered; and

         o    any other terms of the debt warrants.

         Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and, if in registered form, may be presented for registration of transfer and debt warrants may be exercised at the corporate trust office of the debt warrant agent or any other office indicated in the related prospectus supplement. Before the exercise of debt warrants, holders of debt warrants will not be entitled to payments of principal, premium (if any) or interest (if any) on the debt securities purchasable upon exercise of the debt warrants, or to enforce any of the covenants in the indenture.

EXERCISE OF DEBT WARRANTS

         Unless otherwise provided in the related prospectus supplement, each debt warrant will entitle the holder of debt warrants to purchase for cash the principal amount of debt securities at the exercise price that will in each case be set forth in, or be determinable as set forth in, the related prospectus supplement. Debt warrants may be exercised at any time up to the close of business on the expiration date specified in the prospectus supplement relating to the debt warrants. After the close of business on the expiration date or any later date to which the expiration date may be extended by us, unexercised debt warrants will become void.

         Debt warrants may be exercised as set forth in the prospectus supplement relating to the debt warrants. Upon receipt of payment and the debt warrant certificate properly completed and duly executed at the corporate trust office of the debt warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the debt securities purchasable upon exercise of the debt warrants to the person entitled to them. If fewer than all of the debt warrants represented by the debt warrant certificate are exercised, a new debt warrant certificate will be issued for the remaining amount of debt warrants.

         If you hold your interest in a debt warrant indirectly, you should check with the institution through which you hold your interest in the debt warrant to determine how these provisions will apply to you.

MODIFICATIONS

         The debt warrant agreement may be amended by us and the debt warrant agent, without the consent of the holder of any debt warrant certificate, for the purpose of curing any ambiguity, curing, correcting or supplementing any defective provision contained in the debt warrant agreement, making any provisions in regard to matters or questions arising under the debt warrant agreement that we may deem necessary or desirable; provided that the amendment may not adversely affect the interest of the holders of debt warrant certificates in any material respect. We and the debt warrant agent also may modify or amend the debt warrant agreement and the terms of the debt warrants, with the consent of the owners of not less than a majority in number of the then outstanding unexercised debt warrants affected. However, modifications or amendments that result in any of the following changes may be made only with the consent of the owners affected by the modification or amendment:

o        An increase in the exercise price of the debt warrants;

o A shortening of the period of time during which the debt warrants may be exercised;

o Any material and adverse change that affects the exercise rights of the owners of the debt warrants; or

o A reduction in the number of debt warrants whose owners must consent to the modification or amendment of the debt warrant agreement or the terms of the equity warrants.

MERGER, CONSOLIDATION, SALE OR OTHER DISPOSITIONS

         Under the debt warrant agreement, we may, to the extent permitted in the indenture, consolidate with, or sell or convey all or substantially all of our assets to, or merge with or into, any other corporation. If at any time there is a merger, consolidation, sale, transfer, conveyance or other disposition of substantially all of our assets, the successor or assuming corporation will succeed to and be substituted for us, with the same effect as if it had been named in the debt warrant agreement and in the debt warrants as us. We will then be relieved of any further obligation under the debt warrant agreement or under the debt warrants.

ENFORCEABILITY OF RIGHTS, GOVERNING LAW

         The debt warrant agent will act solely as our agent in connection with the issuance and exercise of debt warrants and will not assume any obligation or relationship of agency or trust for or with any holder of a debt warrant certificate or any owner of a beneficial interest in debt warrants. The holders of debt warrant certificates, without the consent of the debt warrant agent, the trustee, the holder of any debt securities issued upon exercise of debt warrants or the holder of any other debt warrant certificates, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against us suitable to enforce, or otherwise in respect of, their rights to exercise debt warrants evidenced by their debt warrant certificates. Except as may otherwise be provided in the related prospectus supplement, each issue of debt warrants and the applicable debt warrant agreement will be governed by the laws of the State of New York.

EQUITY WARRANTS

         The following briefly summarizes the material terms and provisions of the equity warrants, other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the particular terms of the equity warrants that we are offering, which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the general provisions summarized below do not apply to the equity warrants being offered.

GENERAL

         We may issue warrants for the purchase of our equity securities such as our preferred stock or common stock. As explained below, each equity warrant will entitle its holder to purchase equity securities at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Equity warrants may be issued separately or together with equity securities.

         The equity warrants are to be issued under equity warrant agreements to be entered into by us and one or more banks or trust companies, as equity warrant agent, all as will be set forth in the prospectus supplement relating to the equity warrants being offered by the prospectus supplement. A form of equity warrant agreement, including a form of equity warrant certificate representing the equity warrants, reflecting the alternative provisions that may be included in the equity warrant agreements to be entered into with respect to particular offerings of equity warrants, is included as an exhibit to the registration statement of which this prospectus forms a part. See "Where You Can Find More Information" below for information on how to obtain a copy of the form of equity warrant agreement.

TERMS OF THE EQUITY WARRANTS TO BE DESCRIBED IN THE PROSPECTUS SUPPLEMENT

         The particular terms of each issue of equity warrants, the equity warrant agreement relating to the equity warrants and the equity warrant certificates representing equity warrants will be described in the applicable prospectus supplement. This description will include:

o        the title of the equity warrants;

o             the securities for which the equity warrants are exercisable;

o             the price or prices at which the equity warrants will be issued;

o if applicable, the designation and terms of the preferred stock or common stock with which the equity warrants are issued, and the number of equity warrants issued with each share of preferred stock or common stock;

o if applicable, the date on and after which the equity warrants and the related preferred stock or common stock will be separately transferable;

o if applicable, a discussion of any material federal income tax considerations; and

o any other terms of the equity warrants, including terms, procedures and limitations relating to the exchange and exercise of the equity warrants.

         Holders of equity warrants will not be entitled, solely by virtue of being holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of our directors or any other matter, or to exercise any rights whatsoever as our shareholders.

         The exercise price payable and the number of shares of common stock or preferred stock purchasable upon the exercise of each equity warrant will be subject to adjustment if we issue a stock dividend to holders of common stock or preferred stock, or if we declare a stock split, reverse stock split, combination, subdivision or reclassification of common stock or preferred stock. Instead of adjusting the number of shares of common stock or preferred stock purchasable upon exercise of each equity warrant, we may elect to adjust the number of equity warrants. No adjustments in the number of shares purchasable upon exercise of the equity warrants will be required until cumulative adjustments require an adjustment of at least 1% of those shares. We may, at our option, reduce the exercise price at any time. We will not issue fractional shares upon exercise of equity warrants, but will pay the cash value of any fractional shares otherwise issuable.

         Notwithstanding the previous paragraph, if there is a consolidation, merger, or sale or conveyance of substantially all of our property, the holder of each outstanding equity warrant will have the right to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of shares of common stock or preferred stock into which that equity warrant was exercisable immediately prior to the consolidation, merger, sale or conveyance.

EXERCISE OF EQUITY WARRANTS

         Unless otherwise provided in the related prospectus supplement, each equity warrant will entitle the holder of equity warrants to purchase for cash the principal amount of equity securities at the exercise price that will in each case be set forth in, or be determinable as set forth in, the related prospectus supplement. Equity warrants may be exercised at any time up to the close of business on the expiration date specified in the prospectus supplement relating to the equity warrants. After the close of business on the expiration date or any later date to which we may extend the expiration date, unexercised equity warrants will become void.

         Equity warrants may be exercised as set forth in the prospectus supplement relating to the equity warrants. Upon receipt of payment and the equity warrant certificate properly completed and duly executed at the corporate trust office of the equity warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the equity securities purchasable upon exercise of the equity warrants to the person entitled to them. If fewer than all of the equity warrants represented by the equity warrant certificate are exercised, a new equity warrant certificate will be issued for the remaining amount of equity warrants.

         If you hold your interest in an equity warrant indirectly, you should check with the institution through which you hold your interest in the equity warrant to determine how these provisions will apply to you.

MODIFICATIONS

         The equity warrant agreement may be amended by us and the equity warrant agent, without the consent of the holder of any equity warrant certificate, for the purpose of curing any ambiguity, curing, correcting or supplementing any defective provision contained in the equity warrant agreement, or making any provisions in regard to matters or questions arising under the equity warrant agreement that we may deem necessary or desirable; provided that the amendment may not adversely affect the interest of the holders of equity warrant certificates in any material respect. The equity warrant agreement and the terms of the equity warrants, may be modified or amended by us or the equity warrant agent with the consent of the owners of not less than a majority in number of the then outstanding unexercised equity warrants affected. However, modifications or amendments that result in any of the following changes may be made only with the consent of the owners affected by the modification or amendment:

o             An increase in the exercise price of the equity warrants;

o A shortening of the period of time during which the equity warrants may be exercised;

o Any material and adverse change that affects the exercise rights of the owners of the equity warrants; or

o A reduction in the number of equity warrants whose owners must consent to the modification or amendment of the equity warrant agreement or the terms of the equity warrants.

MERGER, CONSOLIDATION, SALE OR OTHER DISPOSITIONS

         Under the equity warrant agreement, we may, to the extent permitted in the indenture, consolidate with, or sell or convey all or substantially all of its assets to, or merge with or into, any other corporation. If at any time there is a merger, consolidation, sale, transfer, conveyance or other disposition of substantially all of our assets, the successor or assuming corporation will succeed to and be substituted for us, with the same effect as if it had been named in the equity warrant agreement and in the equity warrants as us. We will then be relieved of any further obligation under the equity warrant agreement or under the equity warrants.

ENFORCEABILITY OF RIGHTS, GOVERNING LAW

         The equity warrant agent will act solely as our agent in connection with the issuance and exercise of equity warrants and will not assume any obligation or relationship of agency or trust for or with any holder of an equity warrant certificate or any owner of a beneficial interest in equity warrants. The holders of equity warrant certificates, without the consent of the equity warrant agent, the holder of any equity securities issued upon exercise of equity warrants or the holder of any other equity warrant certificates, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against us suitable to enforce, or otherwise in respect of, their rights to exercise equity warrants evidenced by their equity warrant certificates. Except as may otherwise be provided in the related prospectus supplement, each issue of equity warrants and the applicable equity warrant agreement will be governed by the laws of the State of New York.

                              PLAN OF DISTRIBUTION
         We may sell securities to or through underwriters, and also may sell securities directly to other purchasers or through agents. Unless otherwise set forth in the prospectus supplement, the obligations of any underwriters to purchase the securities will be subject to conditions precedent and these underwriters will be obligated to purchase all the securities if any are purchased.

         The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to these prevailing market prices or at negotiated prices. The applicable prospectus supplement will describe the method of distribution of the securities.

         In connection with the sale of securities, underwriters may receive compensation from us or from purchasers of securities for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933. Any underwriter, dealer or agent that will participate in the distribution of the securities will be identified, and any compensation it will receive will be described, in the prospectus supplement.

         Under agreements which may be entered into by us, underwriters, dealers and agents who participate in the distribution of securities may be entitled to indemnification by us against some liabilities, including liabilities under the Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make relating to these liabilities. Any agreement in which we agree to indemnify underwriters, dealers and agents against civil liabilities will be described in the relevant prospectus supplement.

         If so indicated in the prospectus supplement, we will authorize dealers or other persons acting as our agent to solicit offers by some institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others.

         In the event an NASD member participates in a public offering of these securities: (a) the actual price and selling terms will be disclosed in post-effective amendments or prospectus supplements; (b) the maximum compensation to be received by any NASD member in the distribution will be disclosed and submitted for approval with the NASD Corporate Financing Department; and (c) prior to the commencement of the distribution, underwriting documents proposed for use will be submitted to the NASD Corporate Financing Department for review. Underwriting discounts and commissions on securities sold in the initial distribution will not exceed 8% of the offering proceeds.

                             VALIDITY OF SECURITIES
         The validity of the securities offered hereby will be passed upon for us by Nixon Peabody LLP, Rochester, New York.

                                     EXPERTS
         The audited consolidated financial statements of Choice One Communications, Inc. incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accounts, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said report.

         The financial statements of US Xchange, L.L.C. and its related subsidiaries at December 31, 1999 and 1998, and the consolidated statements of operations, member's capital (deficit) and cash flows for each of the years in the three-year period ended 1999, incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, independent auditors, as indicated in their report attached to such financial statements.

                       WHERE YOU CAN FIND MORE INFORMATION
         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC at the following SEC public reference rooms:

                                 Judiciary Plaza
                             450 Fifth Street, N.W.
                                    Room 1024
                              Washington, DC 20549

         You can also obtain copies of filed documents, at prescribed rates, by mail from the Public Reference Section of the SEC at its Judiciary Plaza location, listed above, or by telephone at 1-800-SEC-0330 or electronically through the SEC's Web Site at http//www.sec.gov.

         Our common stock is listed on the Nasdaq Stock Market's National Market under the symbol "CWON". Our SEC filings can be read and obtained at the following Nasdaq address:

                             The Nasdaq Stock Market
                                 Reports Section
                               1735 K Street, N.W.
                             Washington, D.C. 20006

         We furnish our stockholders with annual reports containing our audited financial statements and with proxy material for our annual meetings complying with the proxy requirements of the Securities Exchange Act of 1934.

                INCORPORATION OF INFORMATION WE FILE WITH THE SEC
         The SEC allows us to "incorporate by reference" the information we file with them, which means:

o    incorporated documents are considered part of this prospectus;

o we can disclose important information to you by referring you to those documents; and

o information that we file with the SEC will automatically update and supersede this incorporated information.

         We incorporate by reference the documents listed below:

 (1) Our Annual Report on Form 10-K for the year ended December
      31, 2000.

 (2) Our proxy statement with respect to our 2001 annual meeting filed with the SEC on April 27, 2001.

 (3) The description of our common stock contained in the Registration Statement on Form S-1 (file no.
        333-91321), filed February 16, 2000.

 (4)    Our current report on Form 8-K filed on August 11,
        2000, as amended on Form 8-K/A filed on September 15, 2000 and Form 8-K/A-1 filed on April 26, 2001.

         We also incorporate by reference each of the following documents that we may file with the SEC after the date of the initial filing of the registration statement and prior to the time we sell all of the securities offered by this prospectus:

o        Reports filed under Section 13(a) and (c) of the Exchange Act;

o                     Definitive proxy or information statements filed under
                      Section 14 of the Exchange Act in connection with any subsequent stockholders meeting; and

o Any reports filed under Section 15(d) of the Exchange Act.

         You can obtain any of the filings incorporated by reference in this document through us, or from the SEC through the SEC's web site or at the addresses listed above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

                         Choice One Communications, Inc.
                         100 Chestnut Street, Suite 600
                            Rochester, New York 14604
                            Telephone: (716) 246-4231

         Information in this prospectus may add to, update or change information in a previously filed document incorporated by reference in this prospectus. In that case, you should rely on the information in this prospectus. Information in a document filed after the date of this prospectus may add to, update or change information in this prospectus or in a previously filed document incorporated by reference in this prospectus. In that case, you should rely on the information in the later filed document.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the expenses, other than the underwriting discounts and commissions, paid or payable by the Registrant in connection with the distribution of the securities being registered. All expenses of the offering will be paid by the Registrant. All amounts are estimates except the SEC registration fee and the NASD filing fee.

SEC Registration Fee ............................................   $75,000
NASD Filing Fee..................................................    30,500
Printing Costs ..................................................    75,000
Legal Fees and Expenses .........................................   100,000
Accounting Fees and Expenses ....................................    50,000
Transfer Agent and Registrar Fees ...............................     5,000
Miscellaneous ...................................................    50,000
                                                                   --------
         Total                                                     $385,500


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

GENERAL CORPORATION LAW

         The Company is incorporated under the laws of the State of Delaware.
Section 145 ("Section 145") of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the "General Corporation Law"), inter alia, provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such, corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

         Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

CERTIFICATE OF INCORPORATION AND BY-LAWS.

         The Company's Certificate of Incorporation and by-laws provide for the indemnification of officers and directors to the fullest extent permitted by the General Corporation Law.

         All of the Company's directors and officers are covered by insurance policies maintained by it against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933, as amended.

ITEM 16.          EXHIBITS

     4.1      Form of Certificate for the Registrant's Common Stock+
     4.2 Form of Certificate for the Registrant's Series A Senior Cumulative Preferred Stock
     4.3 Form of Indenture between the Registrant and The Bank of New York, as Trustee relating to senior debt securities
     4.4 Form of Indenture between the Registrant and The Bank of New York, as Trustee relating to senior subordinated debt securities
     4.5 Form of Indenture between the Registrant and The Bank of New York, as Trustee relating to junior subordinated debt securities
     5.1      Opinion of Nixon Peabody LLP*
     10.1 Amendment to the Second Amended and Restated Credit Agreement dated March 31, 2001 among the Registrant as Guarantor, subsidiaries of the Registrant, as Borrowers, First
              Union Investors, Inc., as Administrative Agent, General Electric Capital Corporation, as Syndication Agent, and Morgan Stanley Senior Funding, Inc., as Documentation Agent
     12.1 Statements regarding computation of ratios of earnings to fixed charges and ratios of earnings to combined fixed charges and preferred stock dividends and accretion
     23.1 Consent of Nixon Peabody LLP (included in Exhibit 5.1)*
     23.2 Consent of Arthur Anderson LLP, independent auditors
     23.3 Consent of BDO Seidman, LLP, independent auditors
     24.1 Power of Attorney (included on the signature page hereto)
     25.1 Form T-1 relating to senior debt securities
     25.2 Form T-1 relating to senior subordinated debt securities
     25.3 Form T-1 relating to junior subordinated debt securities


----------------
+ Incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form S-1 filed with the Securities and Exchange Commission, File No. 333-91321.
*    To be filed with amendment

ITEM 17.          UNDERTAKINGS

         (a)  The undersigned registrant hereby undertakes:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) to include any prospectus required by Section 10(a)(3) of the
                 Securities Act;

              (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

         PROVIDED, HOWEVER, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment thereby is contained in periodic reports filed by the Company pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this registration statement;

         (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof,

         (3) to remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

         (b) The undersigned registrant undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of a registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event a claim against a registrant for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered herein, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, State of New York, on the 7th day of May, 2001.


              CHOICE ONE COMMUNICATIONS INC.


              By:         /S/ AJAY SABHERWAL
                     ----------------------------------------------
                     Ajay Sabherwal
                     Executive Vice President and Chief Financial
                     Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steve M. Dubnik and Ajay Sabherwal, and each or either of them, his true and lawful attorneys-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign a Registration Statement pursuant to Section 462(b) of the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

               SIGNATURE                                   TITLE                                  DATE
      /S/ STEVE M. DUBNIK                Chairman, President, and                              May 7, 2001
------------------------------------
Steve M. Dubnik                          Chief Executive Officer
                                         (Principal Executive Officer)
      /S/ AJAY SABHERWAL                 Executive Vice President                              May 7, 2001
------------------------------------
Ajay Sabherwal                           and Chief Financial Officer (Principal
                                         Financial and Accounting Officer)
     /S/ JOHN B. EHRENKRANZ              Director                                              May 7, 2001
------------------------------------
John B. Ehrenkranz

     /S/ BRUCE M. HERNANDEZ              Director                                              May 7, 2001
------------------------------------
Bruce M. Hernandez

     /S/ JAMES S. HOCH                   Director                                              May 7, 2001
------------------------------------
James S. Hoch

     /S/ ROYCE J. HOLLAND                Director                                              May 7, 2001
------------------------------------
Royce J. Holland

                                       41

      /S/ MICHAEL M. JANSON              Director                                              May 7, 2001
------------------------------------
Michael M. Janson

       /S/ RICHARD POSTMA                Director                                              May 7, 2001
------------------------------------
Richard Postma

      /S/ ROBERT M. VAN DEGNA            Director                                              May 7, 2001
------------------------------------
Robert M. Van Degna



